Exhibit 99.1

Company Contact:	Investor Relations:
Kelly J. Gill	Charles Lynch
Chief Executive Officer	Westwicke Partners
615-771-7575	443-213-0504
Diversicare Completes Acquisition Of Kansas Portfolio
BRENTWOOD, TN, (May 1, 2013) - Diversicare Healthcare Services Inc. (NASDAQ: DVCR), a premier provider of long-term care services primarily in the Southeast and Southwest, today announced the completion of its previously disclosed purchase of five skilled nursing centers in Kansas for $15.5 million. The nursing centers have annual revenues of approximately $24 million, and their purchase is expected to be accretive to earnings early in the Company's tenure as operator. The acquisition was financed in conjunction with a renewal and expansion of the Company's credit facility with a syndicate led by The PrivateBank.
Commenting on the transaction, Kelly J. Gill, the Company's President and Chief Executive Officer, stated, “I am excited to complete this transaction, which marks our expansion into our ninth operating state and increases our center count by more than 10 percent. Since embarking on our portfolio-expansion strategy in 2012, we have now added eight new centers through purchases, lease financing, and de novo construction, a testament to our acquisition pipeline, our deal flexibility, and our broadening relationships with financing partners. The Kansas transaction, our largest to date, will allow us to exercise the operating leverage we have created in our Company, and moreover we believe attractive opportunity exists for organic growth at these centers as we undertake planned renovations and implement our operating strategies.”

FORWARD-LOOKING STATEMENTS

The “forward-looking statements” contained in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive in nature and are frequently identified by the use of terms such as “may,” “will,” “should,” “expect,” “believe,” “estimate,” “intend,” and similar words indicating possible future expectations, events or actions. These forward-looking statements reflect our current views with respect to future events and present our estimates and assumptions only as of the date of this release. Actual results could differ materially from those contemplated by the forward-looking statements made in this release. In addition to any assumptions and other factors referred to specifically in connection with such statements, other factors, many of which are beyond our ability to control or predict, could cause our actual results to differ materially from the results expressed or implied in any forward-looking statements including, but not limited to, our ability to successfully close the acquisition and to license, certify and operate the new Kansas facilities, as well as other risk factors detailed in the Company's Securities and Exchange Commission filings. The Company has provided additional information in its Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as well as in its other filings with the Securities and Exchange Commission, which readers are encouraged to review for further disclosure of other factors. These assumptions may not materialize to the extent assumed, and risks and uncertainties may cause actual results to be different from anticipated results. These risks and uncertainties also may result in changes to the Company's business plans and prospects. Diversicare Healthcare Services Inc. is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

Diversicare provides long-term care services to patients in 53 skilled nursing centers containing 5,982 licensed nursing beds, primarily in the Southeast and Southwest. For additional information about the Company, visit Diversicare's web site: www.dvcr.com.